EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

Pacific Biosciences of California, Inc.

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)

Equity	Common stock, $0.001 par value per share	Other	4,000,000 (2)	$ 9.14 (3)	$36,560,000.00	0.0000927	$3,389.12

Total Offering Amounts					$36,560,000.00		$3,389.12

Total Fee Offsets							—

Net Fee Due							$3,389.12

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Employee Stock Purchase Plan (“2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Reflects an automatic annual increase on January 1, 2022 to the number of shares of the Registrant’s common stock reserved for issuance under the 2010 ESPP, which annual increase is provided for in the 2010 ESPP.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee on the basis of 85% of $10.75, the average of the high and low prices of Registrant’s common stock as reported on the NASDAQ Global Select Market on February 22, 2022. Pursuant to the 2010 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

(4)	The Registrant does not have any fee offsets.